Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Felix Carbullido
3250 Van Ness Avenue	Corporate Public Relations
San Francisco, CA 94109	(415) 402-4056

Beth Potillo-Miller
SVP, Finance & Corporate Treasurer
Investor Relations
(415) 616-8643

Williams-Sonoma, Inc. Announces Appointment of

Bob Lord to Board of Directors

San Francisco, CA, October 5, 2017 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Bob Lord has been appointed to its Board of Directors.

“We are thrilled to have Bob join our Board,” said Adrian Bellamy, Chairman of the Board of Directors of Williams-Sonoma, Inc. “He brings extensive digital business expertise that we believe will help drive our strategic initiatives.”

Laura Alber, President and Chief Executive Officer, joined Bellamy in welcoming Lord to the Board. “We are very excited to announce the addition of Bob to our Board,” she said. “Digital leadership is one of our highest priorities, and we look forward to Bob’s insights and counsel.”

Lord has served as Chief Digital Officer of IBM since 2016. In this role, he is responsible for overseeing the digital sales, routes to market and offering teams, as well as IBM’s embedded partner network, developer ecosystem and IBM Ventures group. Prior to joining IBM, Lord served as President of AOL from January 2015 through January 2016, and as CEO of AOL Platforms from 2013 to January 2015 – where he led the transformation of the company in the adtech and martech space. Previously, Lord held a number of leadership roles at Razorfish from 2002 to 2013, serving most recently as Global CEO. He co-authored the book “Converge – Transforming Business at the Intersection of Marketing and Technology.” Lord has a BS in Engineering from Syracuse University and is a Graduate of the Harvard Business School.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing eight distinct merchandise strategies – Williams Sonoma, Pottery Barn, Pottery Barn Kids, West Elm, PBteen, Williams Sonoma Home, Rejuvenation, and Mark and Graham – are marketed through e-commerce websites, direct mail catalogs and retail stores. Williams-Sonoma, Inc. currently operates in the United States, Canada, Australia and the United Kingdom, offers international shipping to customers worldwide, and has unaffiliated franchises that operate stores in the Middle East, the Philippines and South Korea, and stores and e-commerce websites in Mexico.